Exhibit 99.1

CONTACTS: Dennis M. Oates	Christopher T. Scanlon	June Filingeri
Chairman,	VP Finance, CFO	President
President and CEO	and Treasurer	Comm-Partners LLC
(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS FOURTH QUARTER 2020 RESULTS

•	Total debt reduced by $10.4 million and managed working capital declined by $19.2 million from Q3 2020

•	Q4 2020 Sales total $31.3 million; Premium alloy sales represent 19.1% of total Q4 sales

•

Q4 2020 Net Loss of $7.3 million, or $0.83 per diluted share; Net loss is $4.6 million, or $0.52 per diluted share, excluding $3.8 million (pre-tax) of fixed cost absorption charges, a $0.3 million (pre-tax) loss on the sale of excess scrap and $0.7 million (pre-tax) gain on insurance proceeds

•	EBITDA is a loss of $3.9 million in Q4 2020; Adjusted EBITDA is a loss of $0.2 million

•	Quarter-end Backlog of $48.0 million versus $54.8 million at end of Q3 2020

BRIDGEVILLE, PA, January 27, 2021 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported net sales for the fourth quarter of 2020 of $31.3 million, a decrease of 16.3% from $37.4 million in the third quarter of 2020, and 43.2% lower than $55.2 million in the fourth quarter of 2019.

Sales of premium alloys in the fourth quarter of 2020 were $6.0 million, or 19.1% of sales, compared with $9.2 million, or 24.5% of sales, in the third quarter of 2020, and $7.4 million, or 13.4% of sales, in the fourth quarter of 2019.

Chairman, President and CEO Dennis Oates commented: “The fourth quarter was a challenging quarter as expected, and we continued to operate at low activity levels, which negatively impacted profitability. Our focus on liquidity continued, with positive results, as we achieved our cash targets and reduced debt by more than $10 million. While our revenues were down from the third quarter, our bookings activity improved.

“Despite the challenging environment, we continue to see positive results within areas of our control, including increased efficiency of our operations as well as our quality programs. These favorable activities will allow for increased facility capacity and provide benefit as volumes increase. Most importantly, our safety performance, as measured by our OSHA recordable rate, marked a record low in 2020.

“The pandemic continued to limit air travel worldwide and airlines reduced new plane orders, ultimately depressing aerospace product demand. We did see a bright spot with the return to service of the Boeing 737-MAX, which should begin to benefit new aircraft production into 2022 and 2023. Within the oil and gas markets, customers remain reluctant to place orders even with the rise in oil prices and rig counts.

“Demand in the Heavy Equipment market was strong in the fourth quarter, especially for our products used in auto production and metals fabrication. Plate bookings have also remained strong. Growth in our General Industrial end market was especially strong in the quarter, led by semiconductor demand. In fact, sales to that end market for the quarter were at a near record level, and that strength is expected to continue in the coming months.

“We saw positive signs in our order entry in the fourth quarter, which has increased each quarter from its 2020 low point in the second quarter. Cancellations further slowed and were at their lowest level in 2020. Fourth quarter premium alloy bookings also improved and were at the highest levels since the 2020 first quarter, with ongoing demand for defense and specialty applications.

“Fourth quarter margins continued to be negatively impacted by lower activity levels and included fixed cost absorption direct charges. Margins were also negatively impacted by a $0.3 million loss on the sale of excess scrap, although that generated cash receipts of $0.7 million. Product mix was less favorable in the quarter due to lower shipments of premium alloys.

“Our continued focus on working capital reduction in the fourth quarter resulted in continued reductions in inventory and debt levels. Both inventory and debt further declined from the third quarter, with inventory reduced by $9.6 million, and debt reduced by $10.4 million. For the full year, inventory has been reduced by $36.0 million and total debt is down $24.2 million, excluding PPP funds. We also tightly controlled our fourth quarter capital spend, limiting expenditures to $0.7 million.

“Looking forward in 2021, we continue to expect measured improvement in activity levels as we move through the year, starting slowly in the first quarter. We will be focused on our strategic growth initiatives, which include strategic capital investment in our premium alloy production assets, including adding a vacuum arc remelt furnace and an 18-ton crucible to expand our capabilities and reduce costs.”

Mr. Oates concluded: “Once again I want to commend our team for their efforts and the results they achieved during a prolonged period of difficult challenges. With the support of our customers and our commitment to producing the critical products required by our markets, we are fully focused on making tangible progress in 2021.”

COVID-19 Response Summary

•	Each of the Company’s facilities is an essential operation and continues to remain operational in accordance with the laws of the states in which the facilities are located.

•

The Company continues to monitor the pandemic’s impact on the markets the Company serves, including the aerospace and oil & gas markets. The Company’s sales to the aerospace market have declined due to the reduction in air travel caused by the COVID-19 pandemic, as well as a sharp decline in aftermarket sales due to the significant reduction in air travel. The Company also has experienced extreme pressure in demand from the oil & gas market.

•

On April 15, 2020, the Company entered into a $10.0 million term note pursuant to the Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security Act. The Company applied for full forgiveness of the PPP term note in the 2020 third quarter, and the PPP loan forgiveness process is currently underway.

•

While the Company expects the effects of the pandemic and the related responses to continue to negatively impact its results of operations, cash flows and financial position, the uncertainty over the duration and severity of the economic and operational impacts of COVID-19 means the Company cannot reasonably estimate the related future impacts at this time.

•

The Company continues to adapt its operations due to lower activity levels. As a result, the Company’s measures to align its cost structure with current forecasted revenue and operating levels are ongoing.

Quarterly and Full Year Results of Operations

For full year 2020, net sales totaled $179.7 million, compared with $243.0 million in full year 2019. Premium alloy sales in 2020 were $35.2 million, or 19.6% of sales, compared with $37.6 million, or 15.5% of sales, in 2019.

The Company’s gross margin for the fourth quarter of 2020 was a loss of $5.1 million, or (16.2%) of sales, compared with a loss of $4.4 million, or (11.8%) of sales, in the third quarter of 2020, and a gross margin of $5.9 million, or 10.6% of sales, in the fourth quarter of 2019. Fourth quarter gross margin included $3.8 million of fixed cost absorption charges incurred due to reduced production levels, and $0.3 million loss on excess scrap sales. Excluding these charges, fourth quarter 2020 gross margin was a loss of $1.0 million, or (3.1%) of sales.

Selling, general and administrative expenses were $4.2 million, or 13.4% of sales, in the fourth quarter of 2020, compared with $4.2 million, or 11.1% of sales, in the third quarter of 2020, and $5.3 million, or 9.5% of sales, in the fourth quarter of 2019.

The net loss for the fourth quarter of 2020 was $7.3 million, or $0.83 per diluted share, compared with a net loss of $7.0 million, or $0.79 per diluted share, in the third quarter of 2020, and net income of $0.2 million, or $0.02 per diluted share, in the fourth quarter of 2019. The fourth quarter 2020 net loss, excluding $3.8 million (pre-tax) of fixed cost absorption charges, a $0.3 million (pre-tax) excess scrap sale loss, and gains of $0.7 million (pre-tax) from insurance proceeds, totaled $4.6 million, or $0.52 per diluted share.

For full year 2020, the net loss was $19.0 million, or $2.16 per diluted share, compared with net income of $4.3 million, or $0.48 per diluted share, for 2019. Full year 2020 net loss, excluding $8.3 million (pre-tax) of fixed cost absorption charges, $0.7 million (pre-tax) of losses on excess scrap sales, $0.6 million (pre-tax) of employee severance costs and $1.0 million (pre-tax) of gains on insurance proceeds, totaled $12.4 million, or $1.40 per diluted share.

The Company’s EBITDA for the fourth quarter of 2020 was a loss of $3.9 million, compared with a loss of $3.6 million in the third quarter of 2020, and positive EBITDA of $5.5 million in the fourth quarter of 2019. Fourth quarter 2020 adjusted EBITDA, excluding the fixed cost absorption charges, excess scrap sale losses, and insurance gain, was a loss of $0.2 million.

Managed working capital was $114.1 million at December 31, 2020, compared with $133.3 million at September 30, 2020, and $141.3 million at the end of the fourth quarter of 2019. The 14.4% sequential decrease in managed working capital compared to the 2020 third quarter was due mainly to reduced inventory and accounts receivable levels. Inventory totaled $111.4 million at the end of the fourth quarter of 2020, a decrease of $9.6 million, or 7.9%, from $120.9 million at the end of the third quarter of 2020. Inventories have been reduced by $36.0 million, or 24.4%, since year-end 2019.

Backlog (before surcharges) at December 31, 2020 was $48.0 million, compared with $54.8 million at September 30, 2020, and $119.1 million at the end of the 2019 fourth quarter.

The Company’s total debt at December 31, 2020 was $50.2 million, a decrease of $10.4 million, or 17.1%, from September 30, 2020, and a decrease of $14.2 million, or 22.0%, from the end of 2019. Total debt at December 31, 2020 includes a $10.0 million term note, issued on April 15, 2020, pursuant to PPP. The Company has applied for full PPP loan forgiveness, and the forgiveness process is currently underway.

Capital expenditures for the fourth quarter of 2020 totaled $0.7 million, compared with $1.3 million for the third quarter of 2020, and $4.0 million in the fourth quarter of 2019. Full year 2020 capital expenditures totaled $9.2 million. The Company expects capital expenditures in 2021 to approximate $11.0 million to support its strategic growth initiatives.

Conference Call and Webcast

The Company has scheduled a conference call for today, January 27th, at 10:00 a.m. (Eastern) to discuss fourth quarter 2020 results. Those wishing to listen to the live conference call via telephone should dial 706-679-0668, passcode 9091458. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the first quarter of 2021.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., established in 1994 and headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the Company’s ability to maintain its relationships with its significant customers and market segments; the Company’s response to competitive factors in its industry that may adversely affect the market for finished products manufactured by the Company or its customers; uncertainty regarding the progress of the return to service of the Boeing 737 MAX aircraft; the Company’s ability to compete successfully with domestic and foreign producers of specialty steel products and products fashioned from alternative materials; changes in overall demand for the Company’s products and the prices at which the Company is able to sell its products in the aerospace industry, from which a substantial amount of our sales is derived; the Company’s ability to develop, commercialize, market and sell new applications and new products; the receipt, pricing and timing of future customer orders; the impact of changes in the Company’s product mix on the Company’s profitability; the Company’s ability to maintain the availability of raw materials and operating supplies with acceptable pricing; the availability and pricing of electricity, natural gas and other sources of energy that the Company needs for the manufacturing of its products; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; the Company’s success in timely concluding collective bargaining agreements and avoiding strikes or work stoppages; the Company’s ability to attract and retain key personnel; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation matters; the Company’s ability to meet its debt service requirements and to comply with applicable financial covenants; the ultimate outcome of the Company’s PPP loan forgiveness application; risks associated with conducting business with suppliers and customers in foreign countries; public health issues, including COVID-19 and its uncertain impact on our facilities and operations and our customers and suppliers and the effectiveness of the Company’s actions taken in response to these risks; risks related to acquisitions that the Company may make; the Company’s ability to protect its information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network security breaches; the impact on the Company’s effective tax rates from changes in tax rules, regulations and interpretations in the United States and other countries where it does business; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and noted special items such as impairments and costs or income related to special events such as periods of low activity or insurance claims. We believe that excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculation methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

[TABLES FOLLOW]

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Total net sales	31,324	55,171	179,731	243,007
Cost of products sold	36,399	49,317	182,387	215,369

Gross margin	(5,075)	5,854	(2,656)	27,638
Selling, general and administrative expenses	4,203	5,252	19,752	20,347

Operating (loss) income	(9,278)	602	(22,408)	7,291
Interest expense	552	956	2,784	3,765
Deferred financing amortization	56	56	225	227
Other (income), net	(730)	(53)	(1,123)	(474)

(Loss) income before income taxes	(9,156)	(357)	(24,294)	3,773
(Benefit) from income taxes	(1,851)	(557)	(5,247)	(502)

Net (loss) income	$(7,305)	$200	$(19,047)	$4,275

Net (loss) income per common share - Basic	$(0.83)	$0.02	$(2.16)	$0.49

Net (loss) income per common share - Diluted	$(0.83)	$0.02	$(2.16)	$0.48

Weighted average shares of common stock outstanding
Basic	8,834,146	8,788,380	8,818,974	8,778,753
Diluted	8,834,146	8,867,040	8,818,974	8,873,719

MARKET SEGMENT INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Sales
Service centers	$22,245	$36,331	$126,122	$166,327
Original equipment manufacturers	4,159	5,413	20,783	24,731
Rerollers	2,316	7,220	15,928	27,236
Forgers	2,217	5,036	14,244	20,444
Conversion services and other sales	387	1,171	2,654	4,269

Total net sales	$31,324	$55,171	$179,731	$243,007

Tons shipped	5,669	9,805	30,821	41,462

MELT TYPE INFORMATION

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Sales
Specialty alloys	$24,969	$46,609	$141,838	$201,120
Premium alloys *	5,968	7,391	35,239	37,618
Conversion services and other sales	387	1,171	2,654	4,269

Total net sales	$31,324	$55,171	$179,731	$243,007

END MARKET INFORMATION **

	Three Months Ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Sales
Aerospace	$17,214	$37,627	$121,900	$170,445
Power generation	956	2,942	6,879	11,530
Oil & gas	2,287	6,256	13,065	25,023
Heavy equipment	6,036	4,752	22,400	22,725
General industrial, conversion services and other sales	4,831	3,594	15,487	13,284

Total net sales	$31,324	$55,171	$179,731	$243,007

*	Premium alloys represent all vacuum induction melted (VIM) products.
**

The majority of our products are sold to service centers rather than the ultimate end market customer. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
Assets

Cash	$164	$170
Accounts receivable, net	18,101	35,595
Inventory, net	111,380	147,402
Other current assets	7,471	8,300

Total current assets	137,116	191,467
Property, plant and equipment, net	164,983	176,061
Other long-term assets	947	871

Total assets	$303,046	$368,399

Liabilities and Stockholders’ Equity

Accounts payable	$12,632	$40,912
Accrued employment costs	1,826	4,449
Current portion of long-term debt	16,713	3,934
Other current liabilities	2,722	830

Total current liabilities	33,893	50,125
Long-term debt, net	33,471	60,411
Deferred income taxes	5,725	10,962
Other long-term liabilities, net	4,277	3,765

Total liabilities	77,366	125,263
Stockholders’ equity	225,680	243,136

Total liabilities and stockholders’ equity	$303,046	$368,399

CONSOLIDATED STATEMENTS OF CASH FLOW

	Year Ended
	December 31,
	2020	2019
Operating activities:
Net (loss) income	$(19,047)	$4,275
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	19,449	19,133
Deferred income tax	(5,231)	(517)
Share-based compensation expense	1,455	1,390
Changes in assets and liabilities:
Accounts receivable, net	17,494	(2,977)
Inventory, net	34,326	(14,965)
Accounts payable	(25,282)	(1,412)
Accrued employment costs	(1,983)	(3,490)
Income taxes	243	84
Other, net	2,387	(5,930)

Net cash provided by (used in) operating activities	23,811	(4,409)

Investing activity:
Capital expenditures	(9,157)	(17,354)

Net cash used in investing activity	(9,157)	(17,354)

Financing activities:
Borrowings under revolving credit facility	115,876	174,907
Payments on revolving credit facility	(136,877)	(153,632)
Proceeds from Paycheck Protection Program Note	10,000	—
Payments on term loan facility, capital leases, and notes	(3,809)	(3,904)
Issuance of common stock under share-based plans	150	471

Net cash (used in) provided by financing activities	(14,660)	17,842

Net increase in cash and restricted cash	(6)	(3,921)
Cash and restricted cash at beginning of period	170	4,091

Cash and restricted cash at end of period	$164	$170

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	Three Months ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net (loss) income	$(7,305)	$200	$(19,047)	$4,275
Interest expense	552	956	2,784	3,765
Benefit from income taxes	(1,851)	(557)	(5,247)	(502)
Depreciation and amortization	4,728	4,898	19,449	19,133

EBITDA	(3,876)	5,497	(2,061)	26,671
Share-based compensation expense	326	290	1,455	1,390
Loss on sale of excess scrap	300	—	654	—
Fixed cost absorption direct charge	3,819	—	8,284	—
Employee severance costs	—	—	620	—
Insurance-related (benefit) expense	(740)	—	(1,047)	—

Adjusted EBITDA	$(171)	$5,787	$7,905	$28,061